UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                  SCHEDULE 13G
                                 (Rule 13d-102)

            INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT
             TO RULES 13d-l(b), (c) AND (d) AND AMENDMENTS THERETO
                            FILED PURSUANT TO 13d-2
                               (Amendment No. 1)*

                              CENTRIS GROUP, INC.
                                (Name of Issuer)

                                  Common Stock
                         (Title of Class of Securities)

                                   155904105
                                 (CUSIP Number)

                                 March 31, 1999
            (Date of Event Which Requires Filing of this Statement)

       Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

                               / / Rule 13d-l(b)

                               /X/ Rule 13d-l(c)

                               / / Rule 13d-l(d)



* The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

                                  SCHEDULE 13G

--------------------------                                ----------------------

CUSIP No. 155904105                                       Page 2 of 10 Pages
--------------------------                                ----------------------


--------- ----------------------------------------------------------------------
          NAME OF REPORTING PERSON
1         SS. OR I.R.S IDENTIFICATION NO. OF ABOVE PERSON

          Hollybank Investments, LP
--------- ----------------------------------------------------------------------

2         CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*           (a) / /
                                                                      (b) /X/

--------- ----------------------------------------------------------------------

3         SEC USE ONLY
--------- ----------------------------------------------------------------------

4         CITIZENSHIP OR PLACE OF ORGANIZATION

          Delaware
--------- ----------------------------------------------------------------------

                    5      SOLE VOTING POWER
    NUMBER OF
     SHARES                1,049,400
                   ------- -----------------------------------------------------
  BENEFICIALLY
    OWNED BY        6      SHARED VOTING POWER
      EACH
    REPORTING              0

                   ------- -----------------------------------------------------
     PERSON
      WITH          7      SOLE DISPOSITIVE POWER

                           1,049,400
                   ------- -----------------------------------------------------

                    8      SHARED DISPOSITIVE POWER

                           0
                   ------- -----------------------------------------------------
--------- ----------------------------------------------------------------------
9         AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

          1,049,400
--------- ----------------------------------------------------------------------

10        CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
          / /
--------- ----------------------------------------------------------------------

11        PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

          9.0% (See Note 1)
--------- ----------------------------------------------------------------------

12        TYPE OF REPORTING PERSON

          PN
--------- ----------------------------------------------------------------------

                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

Note 1 - This Percentage is based on 11,606,000 shares of Common Stock outstanding as of May 7, 1999.

                                  SCHEDULE 13G

---------------------------                               ----------------------

CUSIP No. 155904105                                       Page 3 of 10 Pages
---------------------------                               ----------------------


--------- ----------------------------------------------------------------------
          NAME OF REPORTING PERSON
1         SS. OR I.R.S IDENTIFICATION NO. OF ABOVE PERSON

          Thistle Investments LLC
--------- ----------------------------------------------------------------------

2         CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*           (a) / /
                                                                      (b) /X/

--------- ----------------------------------------------------------------------

3         SEC USE ONLY
--------- ----------------------------------------------------------------------

4         CITIZENSHIP OR PLACE OF ORGANIZATION

          Delaware
--------- ----------------------------------------------------------------------
                   ------- -----------------------------------------------------

                    5      SOLE VOTING POWER
    NUMBER OF
     SHARES                88,500
                   ------- -----------------------------------------------------
  BENEFICIALLY
    OWNED BY        6      SHARED VOTING POWER
      EACH
    REPORTING              0

                   ------- -----------------------------------------------------
     PERSON
      WITH          7      SOLE DISPOSITIVE POWER

                           88,500
                   ------- -----------------------------------------------------

                    8      SHARED DISPOSITIVE POWER

                           0
                   ------- -----------------------------------------------------
--------- ----------------------------------------------------------------------
9         AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

          88,500
--------- ----------------------------------------------------------------------

10        CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
          / /
--------- ----------------------------------------------------------------------

11        PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

          0.76% (See Note 1)
--------- ----------------------------------------------------------------------

12        TYPE OF REPORTING PERSON

          PN
--------- ----------------------------------------------------------------------

                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

Note 1 - This Percentage is based on 11,606,000 shares of Common Stock outstanding as of May 7, 1999

                                  SCHEDULE 13G

---------------------------                               ----------------------

CUSIP No. 155904105                                       Page 4 of 10 Pages
---------------------------                               ----------------------


--------- ----------------------------------------------------------------------
          NAME OF REPORTING PERSON
1         SS. OR I.R.S IDENTIFICATION NO. OF ABOVE PERSON

          Dorsey R. Gardner
--------- ----------------------------------------------------------------------

2         CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*           (a) / /
                                                                      (b) /X/
--------- ----------------------------------------------------------------------

3         SEC USE ONLY
--------- ----------------------------------------------------------------------

4         CITIZENSHIP OR PLACE OF ORGANIZATION

          U.S.A
--------- ----------------------------------------------------------------------
                   ------- -----------------------------------------------------

                    5      SOLE VOTING POWER
    NUMBER OF
     SHARES                90,500 **Please refer to Item 4, Page 5 for
                           disclaimer of beneficial ownership
                   ------- -----------------------------------------------------
  BENEFICIALLY
    OWNED BY        6      SHARED VOTING POWER
      EACH
    REPORTING              0
                   ------- -----------------------------------------------------
     PERSON
      WITH          7      SOLE DISPOSITIVE POWER

                           90,500 **Please refer to Item 4, Page 5 for
                           disclaimer of beneficial ownership
                   ------- -----------------------------------------------------

                    8      SHARED DISPOSITIVE POWER

                           0
                   ------- -----------------------------------------------------
--------- ----------------------------------------------------------------------

9         AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

          90,500 **Please refer to Item 4, Page 5 for disclaimer of beneficial ownership
--------- ----------------------------------------------------------------------

10        CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
          /X/
--------- ----------------------------------------------------------------------

11        PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

          0.78% (See Note 1) **Please refer to Item 4, Page 5 for disclaimer of beneficial ownership
--------- ----------------------------------------------------------------------

12        TYPE OF REPORTING PERSON

          IN
--------- ----------------------------------------------------------------------

                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

Note 1 - This Percentage is based on 11,606,000 shares of Common Stock outstanding as of May 7, 1999.

                                  SCHEDULE 13G

---------------------------                               ----------------------

CUSIP No. 155904105                                       Page 5 of 10 Pages
---------------------------                               ----------------------


--------- ----------------------------------------------------------------------
          NAME OF REPORTING PERSON
1         SS. OR I.R.S IDENTIFICATION NO. OF ABOVE PERSON

          Timothy G Caffrey
--------- ----------------------------------------------------------------------

2         CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*           (a) / /
                                                                      (b) /X/
--------- ----------------------------------------------------------------------

3         SEC USE ONLY
--------- ----------------------------------------------------------------------

4         CITIZENSHIP OR PLACE OF ORGANIZATION

          U.S.A
--------- ----------------------------------------------------------------------
                   ------- -----------------------------------------------------

                   5       SOLE VOTING POWER
    NUMBER OF
     SHARES                1000 **Please refer to Item 4, Page 5 for disclaimer
                           of beneficial ownership
                   ------- -----------------------------------------------------
  BENEFICIALLY
    OWNED BY       6       SHARED VOTING POWER
      EACH
    REPORTING              0
                   ------- -----------------------------------------------------
     PERSON
      WITH         7       SOLE DISPOSITIVE POWER

                           1000 **Please refer to Item 4, Page 5 for disclaimer of beneficial ownership
                   ------- -----------------------------------------------------

                   8       SHARED DISPOSITIVE POWER

                           0
                   ------- -----------------------------------------------------
--------- ----------------------------------------------------------------------

9         AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

          1000 **Please refer to Item 4, Page 5 for disclaimer of beneficial ownership
--------- ----------------------------------------------------------------------

10        CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
          /X/
--------- ----------------------------------------------------------------------

11        PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

          less than 0.1% (See Note 1) **Please refer to Item 4, Page 5 for disclaimer of beneficial ownership
--------- ----------------------------------------------------------------------

12        TYPE OF REPORTING PERSON

          IN
--------- ----------------------------------------------------------------------

                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

Note 1 - This Percentage is based on 11,606,000 shares of Common Stock outstanding as of May 7, 1999.

                                  SCHEDULE 13G

---------------------------                               ----------------------

CUSIP No. 155904105                                       Page 6 of 10 Pages
---------------------------                               ----------------------

Item 1(a). Name of issuer:

           Centris Group, Inc. (the "Company").

Item I(b). Address of Issuer's Principal Executive Offices:

           650 Town Center Dr., Suite 1600, Costa Mesa, CA  92626.

Item 2(a). Name of Person Filing:

        The Persons filing this statement are Hollybank Investments, LP, a Delaware limited Partnership ("LP"), Thistle Investments LLC, a Delaware limited liability company ("LLC"), Dorsey R. Gardner, a general partner of LP and managing member of LLC ("Gardner"), and Timothy G. Caffrey, a general partner of LP and managing member of LLC ("Caffrey").

Item 2(b). Address of Principal Offices or, if None, Residence:

        The business address of Gardner, LP and LLC is P.O. Box 190240, Miami Beach, Florida 33119. The business address of Caffrey is One International Place, Suite 2401, Boston, Massachusetts 02110.

Item 2(c). Citizenship:

        Hollybank Investments, LP - Delaware
        Thistle Investments LLC - Delaware
        Dorsey R. Gardner - U.S.A.
        Timothy G. Caffrey - U.S.A.

Item 2(d). Title of Class of Securities:

        The title of the class of equity securities to which this statement relates is the Common Stock, $0.01 par value (the "Shares") of the Company.

Item 2(e). CUSIP Number:

        155904105

Item 3. If the Statement is being filed pursuant to Rule 13d-l(b), or 13d-2(b) or (c), check whether the filing person is a:

                                  SCHEDULE 13G

---------------------------                               ----------------------

CUSIP No. 155904105                                       Page 7 of 10 Pages
---------------------------                               ----------------------



(a)/ /  Broker or dealer registered under Section 15 of the Act (15 U.S.C. 78o);
(b)/ /  Bank as defined in Section 3(a)(6) of the Act (15 U.S.C. 78c);
(c)/ /  Insurance company as defined in Section 3(a)(19) of the Act
        (15 U.S.C. 78c);
(d)/ / Investment company registered under Section 8 of the Investment Company Act of 1940 (15U.S.C. 80a-8);
(e)/ /  An investment adviser in accordance with l3d-l(b)(I)(ii)(E);
(f)/ /  An employee benefit plan or endowment fund in accordance with 13d-I
        (b)(I)(ii)(F);
(g)/ /  A parent holding company or control person in accordance with 13d-l(b)
        (1)(ii)(G);
(h)/ / A savings association as defined in Section 3(b) of the Federal Deposit Insurance Act (12 U.S.C.1813);
(i)/ / A church plan that is excluded from the definition of an investment company under Section 3(c)(14) of the Investment Company Act of 1940
        (15 U.S.C. 80a-3);
(j)/ /  Group, in accordance with l3d-l(b)(l)(ii)(J).

If this statement is filed pursuant to 13d-1(c), check this box.

Item 4. Ownership:

     The information in Items 5-11 on the cover pages (pages 2 thru 4) of this
Schedule 13G is incorporated by reference.

     As of the date of this statement, LP is the beneficial owner of 1,049,400 Shares and LLC is the beneficial owner of 88,500 Shares. Gardner and Caffrey, as general partners of LP and managing members of LLC, may be deemed to beneficially own Shares beneficially owned by LP and LLC. Except to the extent of their respective interest as a limited partner in LP and a member of LLC, Gardner and Caffrey expressly disclaim such beneficial ownership and the filing of this statement shall not be construed as an admission that Gardner or Caffrey is the beneficial owner of the Shares owned by LP and LLC and covered by this statement.

Item 5. Ownership of Five Percent or Less of a Class.

        If this statement is being filed to report the fact that as of the date hereof the reporting person had ceased to be the beneficial owner of more than five percent of the class of securities, check the following

                                  SCHEDULE 13G

---------------------------                               ----------------------

CUSIP No. 155904105                                       Page 8 of 10 Pages
---------------------------                               ----------------------


Item 6. Ownership of More than Five Percent on Behalf of Another Person.

        Not Applicable.

Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on by the Parent Holding Company.

        Not Applicable.

Item 8. Identification and Classification of Members of the Group.

        Not Applicable.

Item 9. Notice of Dissolution of Group.

        Not Applicable.

Item 10. Certification.

        By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

                                  SCHEDULE 13G

---------------------------                               ----------------------

CUSIP No. 155904105                                       Page 9 of 10 Pages
---------------------------                               ----------------------

                                    SIGNATURE

        After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated: June 23, 1999
                                            HOLLYBANK INVESTMENTS, LP

                                            BY:/s/Timothy G. Caffrey
                                               -----------------------
                                                  Timothy G. Caffrey
                                                  General Partner

                                            THISTLE INVESTMENTS LLC

                                            BY: /s/Timothy G. Caffrey
                                                ----------------------
                                                   Timothy G. Caffrey
                                                   Managing Member

                                            /s/Timothy G. Caffrey
                                            ------------------------
                                            Dorsey R. Gardner
                                            By  Timothy G. Caffrey,
                                                Attorney-in-Fact

                                            /s/Timothy G. Caffrey
                                            ------------------------
                                            Timothy G. Caffrey

        The original statement shall be signed by each person on whose behalf the statement is filed or his authorized representative. If the statement is signed on behalf of a person by his authorized representative other than an executive officer or general partner of the filing person, evidence of the representative's authority to sign on behalf of such person shall be filed with the statement, provided, however, that a power of attorney for this purpose which is already on file with the Commission may be incorporated by reference. The name and any title of each person who signs the statement shall be typed or printed beneath his signature.

NOTE. Six copies of this statement, including all exhibits, should be filed with the Commission.

ATTENTION. Intentional misstatements or omissions of fact constitute Federal criminal violations (See 18 U.S.C. 1001).

                                  SCHEDULE 13G

---------------------------                               ----------------------

CUSIP No. 155904105                                       Page 10 of 10 Pages
---------------------------                               ----------------------



                                 EXHIBIT INDEX



1       Joint Filing Agreement

2       Power of Attorney